EXHIBIT 99.1
FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Blake Mueller (718) 578-3706

REBECCA A. WEYENBERG ELECTED TO THE EMCOR GROUP, INC.
BOARD OF DIRECTORS

NORWALK, CONNECTICUT, December 15, 2022 – EMCOR Group, Inc. (NYSE: EME) today announced the election by the Company’s Board of Directors (the Board) of Rebecca A. Weyenberg to the Board effective December 14, 2022.

Ms. Weyenberg, 59, is currently the Chief Financial Officer of Astec Industries Inc. (NASDAQ: ASTE). Astec Industries designs, engineers, manufactures, and markets equipment, materials and components used in infrastructure, aggregates, and mining activities in the U.S. and internationally.

Anthony J. Guzzi, Chairman, President and Chief Executive Officer of EMCOR Group, Inc. commented, “Becky brings a proven track record to our Board as a financial and strategic leader with applied experience in the construction industry as well as the manufacturing, industrial, and distribution market sectors, all of which are important sectors for EMCOR. Moreover, Becky has a strong background in evaluating strategic acquisitions and building effective finance organizations. Her knowledge and leadership experience are going to be a tremendous asset to EMCOR as we continue to grow our business and drive long-term value for our shareholders.”

Ms. Weyenberg joined Astec in December 2019 after previously serving as Vice President of Global Finance Operations for Welbilt, Inc., a leading global manufacturer of commercial foodservice equipment. Prior to Welbilt, she served as Vice President, Finance for the North American region for AGCO, a global agricultural machinery manufacturer.

Ms. Weyenberg received a B.A. in Accounting from Carthage College.

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EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s website at www.emcorgroup.com. EMCOR routinely posts information that may be important to investors in the “Investor Relations” section of our website at www.emcorgroup.com. Investors and potential investors are encouraged to consult the EMCOR website regularly for important information about EMCOR.

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